UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 5, 2011 (December 30, 2010)

Date of Report (Date of earliest event reported)

LOGIC Devices Incorporated

(Exact name of registrant as specified in its charter)

0-17187

Commission File Number

California

94-2893789
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1375 Geneva Drive, Sunnyvale, California 94089

(Address of principal executive offices)

(Zip Code)

(408) 542-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Companies listed on the Nasdaq Capital Market are required to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing, per Listing Rule 5550(b)(1). A company that does not meet this requirement may still qualify for continued listing if their shares have a market value of $35 million or net income from continuing operations of $500,000. As the Form 10-K for LOGIC Devices Incorporated’s fiscal year ended September 30, 2010 reported stockholders’ equity of $2,479,300 and it do not meet the alternatives, Nasdaq has sent written notification of non-compliance with their continued listing requirements.

Under the Nasdaq Rules, the Company has 45 calendar days to submit a plan to regain compliance. If the plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the date of their letter (December 30, 2010) to evidence compliance.

The Company has currently rectified the non-compliance through private placements from its president and chairman of the board. As reported on previous Form 8-Ks, the president and chairman of the board have purchased an aggregate of 260,653 shares of the Company’s Common Stock for a total of $175,000. As a result of these private placements, the Company’s stockholders’ equity is currently above the $2,500,000 continued listed requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LOGIC Devices Incorporated (Registrant)

Date: January 5, 2011	By: /s/ Kimiko Milheim Kimiko Milheim Chief Financial Officer and Corporate Secretary